UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2015

GYROTRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0382375
(State of incorporation)	(I.R.S. Employer Identification No.)

3412 Progress Drive

Bensalem, Pennsylvania 19020

(Address of principal executive offices)

(215)-244-4740

(Registrant's telephone number, including area code)

_________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information contained below in Item 5.03 is hereby incorporated by reference into this Item 3.02.

Gyrotron Technology, Inc. (the "Company') has sold to an unaffiliated purchaser 500 units, each unit ("B-2 Unit") consisting of (i) one share of 10% Convertible Redeemable Series B-2 preferred stock, par value $.001 per share and (ii) 50 warrants to purchase one share of common stock through December 15, 2016 at an exercise price of $1.00 per share. Each unit was sold for $35. The B-2 Units were offered and sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereof. The purchaser made customary representations regarding their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On December 17, 2015, the Secretary of State of the State of Delaware accepted the filing of a Certificate of Designation of Preferences, Rights and Limitations of 10% Convertible Redeemable Series B2 Preferred Stock (the "Certificate of Designation") designating thirty thousand (30,000) shares of the Company's authorized preferred stock as Series B2 Preferred Stock ("B2 Stock"). A summary of the material provisions of the Certificate of Designation governing the Series B2 Stock is as follows:

Each share of Series B2 preferred stock has a liquidation preference equal to $35.00 per share plus any accrued or declared and unpaid dividends owed to holders of shares. In the event of a liquidation, winding up, or dissolution of the Company, the Series B2 ranks senior to the common stock, pari passu with the Series B and B1, and junior to the Series A, A-1, and A-2 preferred stock. Cumulative dividends on each share accrue at a rate of 10% of the $35.00 liquidation amount. Dividends are payable quarterly, in cash, when and if declared by the board of directors. The dividends accrue whether or not they have been declared by the board of directors and whether or not there are profits or other funds legally available. The holder of Series B2 has the right, at any time, to convert each share of B2 stock into common stock at a conversion ratio of one share of Series B2 preferred stock to 50 shares of common stock (i.e. at a conversion price of $0.70 per common stock).

In the event that payment of the dividend on the Series B2 is six quarters in arrears or the Company does not accept a repurchase request as described below, then (a) the dividend rate shall increase to 18% and (b) the holder or holders of a majority of the shares of Series B2, voting separately as a class from all other classes, but together with any pari passu class having similar rights, shall have the right to elect a majority of the directors of the Board of Directors of the Company, and (c) the conversion price shall be decreased by 15%.

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The conversion ratio and price is subject to adjustment when the Company declares or pays dividends, makes a distribution on common stock payable in common shares, or affects a subdivision, split, consolidation, combination, or reverse split of outstanding common shares into a greater or lesser number of common shares and the Series B2 holder is entitled to receive the number of common stock or securities or property that such holder would have owned or been entitled to receive upon the occurrence of such event had the Series B2 preferred been converted immediately prior to the record or effective date of such event. The Company, at its option, may require conversion of all or any pro-rata portion of shares of Series B2 preferred stock outstanding into common stock if at any time (i) the common stock is listed for trading on a national securities exchange, an inter-dealer automated quotation system, or "OTC PINKS" (or a successor or like or better-regarded form of listing), (ii) the Company shall have prepared and filed with the Securities and Exchange Commission a registration statement covering the shares of common stock to be issued upon due conversion of preferred stock, and such registration statement shall have been declared effective under the Securities Act of 1933, (iii) during any preceding period of twenty consecutive trading days (while (i) and (ii) are fulfilled) the closing price equals or exceeds 150% of the conversion price then in effect, and (iv) the Company is current on its dividends on the Series B2 preferred stock. The holders of Series B2 preferred stock have the right to one vote for each share of common stock into which such share of preferred stock could then be converted.

On or after December 1, 2019, a holder can request the Company to repurchase (and the Company may offer to repurchase), on the date which is 30 calendar days thereafter, all shares of Series B2 preferred stock held by the holder for cash equal to $35.00 per share plus accrued and unpaid dividends as of the repurchase date.

The foregoing summary of the Certificate of Designation is qualified in its entirety by reference to the complete Certificate, a copy of which is attached hereto as Exhibit 3.14 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.14	Certificate of Designation of Preferences, Rights and Limitations of 10% Convertible Redeemable Series B2 Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GYROTRON TECHNOLOGY, INC.

Date: December 23, 2015	By:	/s/ Vlad Sklyarevich
Vlad Sklyarevich
President and Treasurer

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